COMPLEMENTARY AGREEMENT

Part A: Shaanxi Bai Shui Du Kang Liquor Group Co., Ltd.
Part B: Shaanxi Bai Shui Du Kang Liquor Co., Ltd.

        Shaanxi Bai Shui Du Kang Liquor Co., Ltd.("Part B") signed an operating lease contract in March, 4th, 2002 with Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. The lease term was 20 years long starting from the day on which Part B incorporated, and then the lease term was updated into 30 years long in Shaanxi Baishui County Industrial and Commercial Bureau . After Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. restructured, all the assets, credits and debts of Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. belongs to Shaanxi Baishui County People's Government according to the Shaanxi Province higher people's courts (2001) Shaanxi Economic trial No. 14 paper of civil judgment. In July 23th, 2007 Shaanxi Baishui County People's Government provided a certificate letter which certifies the operating lease contract signed between Part B and Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. in March, 4th, 2002 is in force and shall be continuously executed.
        In Febury 3rd, 2005, the Shaanxi Baishui County People's Government Office Meeting which is also the 4th Prefectural Government Office Executive Meeting was held. Through the meeting, it was determined to compensated transfer all the assets( total in 16,532,818.94 RMB) of Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. to Shaanxi Bai Shui Du Kang Liquor Group Co., Ltd.(" Part A"). All the assets were appraised by Weinan Xing He limited liability Certified Public Accountants' Firm on its report "No. Wei Xing Accounting Appraisal Report[2005] 0017, assets appraisal statement". A part of the transfer cost, 3 million RMB, was paid to Shaanxi Baishui County People's Government by Part A while accepts all the assets of Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. The other portion of the transfer cost 13,532,818.94 RMB was realised by Part A in the form of the overall employees resettlement fund for the original employees of Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. according to the content of "Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. restructuring--employee resettlement agreement"
        According to the actual producing and operation situation and requirements of Part B, Part A continuously executed the assets lease contact between Part B and Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. and continuously leased the assets of original Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. to Part B. The enterprise restructuring cost (3 million
RMB) paid to Shaanxi Baishui County People's Government by Part A in 2005 should be on Part B's cost. Since the day that Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. restructures till the modify of this agreement, the employees resettlement fund (old-age insurance and Unemployment Insurance ) for the original employees of Shaanxi Sanjiu Dukang Liquor Production Co., Ltd. should be paid by Part B.

Part A: Shaanxi Bai Shui Du Kang Liquor Group Co., Ltd.( seal)
Date: April 30, 2005

Part B: Shaanxi Bai Shui Du Kang Liquor Co., Ltd.(seal)
Date: April 30, 2005